Exhibit 4.2

Baozun Inc. No. of Class A Certificate No.: *** *** Date of Issue: Ordinary Shares: Name & Address of Shareholder: Share Certificate of Baozun Inc. Incorporated in the Cayman Islands Authorised Capital: US$50,000 divided into 500,000,000 shares comprising of 470,000,000 Class A Ordinary Shares of a par value of US$0.0001 each and 30,000,000 Class B Ordinary Shares of a par value of US$0.0001 each This is to certify that the undermentioned person is the registered holder of the shares specified hereunder in the above named Company, subject to the Memorandum and Articles of Association of the above named Company. Name & Address of the Shareholder: No. of Class A Certificate No.: *** *** Date of Issue: Ordinary Shares: Given under the common seal of the said Company on the date stated above. Director / Officer NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE